Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-222054
Subject Company: ASB Financial Corp.

February 16, 2018

Dear Valued Customer:

These are exciting times for American Savings Bank and its customers. In October 2017, we announced that American Savings Bank will merge into Peoples Bank, headquartered in Marietta, Ohio. Peoples
Bank is a strong financial services institution that has been doing business for more than 115 years throughout Ohio, West Virginia and Kentucky. Pending shareholder and regulatory approvals, the merger is expected to be completed as of the close of business on April 13, 2018.

What this means to you
As an American Savings Bank customer, your accounts will be transitioned to Peoples Bank. We are already working to ensure a smooth transition so you can start enjoying many of the opportunities
Peoples Bank provides. On Saturday, April 14, 2018, you will find that American Savings Bank branch offices have become offices of Peoples Bank and your accounts will be Peoples Bank accounts. Although the name on the sign will change, you will continue to see familiar faces at all of our locations.

Why this is great news for you
As a Peoples Bank customer, you will have access to a community bank with a greater array of financial products and services, including trust, brokerage and insurance products, all delivered with the same local customer service you have come to expect. With 83 locations (including nine American Savings
Bank locations), more than 900 associates, and state-of-the-art technology, Peoples Bank can provide you with the right products, services and financial expertise to meet your personal or business goals.

Peoples Bank and your community
Peoples Bank has a strong reputation of making a positive and meaningful difference in the communities it serves. Beyond products and services, Peoples Bank has demonstrated its commitment to communities through contributions, as well as time and resources volunteered by its employees. Together we are building stronger communities.

Welcome Packet coming to you
Soon you will receive a more detailed Welcome Packet. The Welcome Packet will contain the information you will need to make the transition to Peoples Bank – we have made it as easy as possible, but we encourage you to review all transition materials carefully. American Savings Bank and Peoples Bank associates are available to help you in any way possible. If you have questions, please stop by any
American Savings Bank or Peoples Bank location – or call Peoples Bank at 800.374.6123.

Opening doors
We are excited about this transition. Over the years, American Savings Bank has worked to provide you with quality products delivered with the personalized expertise of our employees. With Peoples Bank you will see the same branch personnel and receive the same attention you have been accustomed to, yet with additional product and service capabilities. The door is open; the Peoples’ team is eager to get to know you. Come see us soon.

Sincerely,

John J. “Jack” Kuntz            Chuck W. Sulerzyski
President and CEO            President and CEO
American Savings Bank, fsb        Peoples Bank